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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Premier Parks Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. of our report dated February 29, 1996, except as to note 13 which is as of April 4, 1996, with respect to the consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the registration statement on Form S-2 (No. 333-16573) of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
February 10, 1997